FREE WRITING PROSPECTUS Dated August 12, 2026	Filed Pursuant to Rule 433 Registration No. 333-283578 Registration No. 333-283578-08

World Omni Auto Receivables Trust 2026-C

Issuing Entity

World Omni Auto Receivables LLC

Depositor

World Omni Financial Corp.

Servicer and Sponsor

The depositor has filed with the Securities and Exchange Commission (“SEC”) a preliminary prospectus dated August 12, 2026, which describes the notes to be issued by the issuing entity. You should review the preliminary prospectus in its entirety before deciding to purchase any of the notes.

Ratings

It is a condition to the issuance of the notes (other than any classes of notes that are entirely retained by the depositor or one or more affiliates thereof on the closing date, which may not be rated if retained) that, on the closing date, each class of notes will receive at least the following ratings from S&P Global Ratings, a division of S&P Global (“Standard & Poor’s”), and Fitch Ratings, Inc. (“Fitch”):

Class	Standard & Poor’s	Fitch
A-1	A-1+ (sf)	F1+sf
A-2	AAA (sf)	AAAsf
A-3	AAA (sf)	AAAsf
A-4	AAA (sf)	AAAsf
B	AA (sf)	AAsf
C	A (sf)	Asf

Joint Bookrunners of the Class A Notes

TD Securities	Truist Securities	US Bancorp	Wells Fargo Securities

Co-Managers of the Class A Notes

M&T Securities	PNC Capital Markets LLC	Siebert Williams Shank

 Underwriters of the Class B Notes and the Class C Notes

TD Securities	Truist Securities	US Bancorp	Wells Fargo Securities

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the issuer, the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-855-495-9846.